Exhibit 3.1
CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF TRUST
OF
VANECK BITCOIN TRUST

This Certificate of Amendment to the Certificate of Trust of VanEck Bitcoin Trust (the “Trust”) is being duly executed and filed on behalf of the Trust by the undersigned, as trustee, to amend the Certificate of Trust (the “Certificate of Trust”) of a statutory trust formed under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the “Act”).
1.    Name. The name of the statutory trust amended hereby is VanEck Bitcoin Trust.
2.    Amendment of Certificate. The Certificate of Trust of the Trust is hereby amended by changing the name of the Trust to VanEck Bitcoin ETF.
3.    Effective Date. This Certificate of Amendment shall be effective on August 21, 2024, at 12:01 a.m.
IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Amendment in accordance with Section 3811(a)(2) of the Act.

CSC DELAWARE TRUST COMPANY, not in its individual capacity but solely as Trustee of the Trust

By:    /s/ Gregory Daniels
Name: Gregory Daniels
Title: Vice President